EXHIBIT 4.1

      CONSULTING AGREEMENT DATED AUGUST 18, 2003 BETWEEN HY-TECH TECHNOLOGY
                            GROUP, INC. AND HENRY LO

         This Consulting Agreement (the "Agreement") is made as of the 18th day of August 2003 by and between HY-Tech Technology Group, Inc., a Delaware corporation, having its principal place of business at 1840 Boy Scout Drive, Fort Myers, FL 33907, (the "Company") and Henry Lo, an individual, with an address at 1840 Boy Scout Drive, Fort Myers, FL 33907 (the "Consultant").

         WHEREAS, the Company wishes to engage Consultant to advise the Company and Consultant wishes to accept such engagement, all upon the terms and subject to the conditions contained in this Agreement;

         NOW, THEREFORE, the parties hereto, in consideration of the mutual consideration and promises contained herein and intending to be bound, hereby agree as follows:

         1. APPOINTMENT. The Company hereby appoints Consultant, and Consultant agrees to serve as, consultant to the Company, all upon the terms, and subject to the conditions of this Agreement.

         2. TERM. The term of this Agreement shall begin on the date first set forth above and shall continue until August 18, 2004.

         3. DUTIES OF CONSULTANT. Consultant shall advise the Company concerning operational, financial and management matters. Consultant shall render such advice and assistance as the Company may reasonably request of him pursuant to such duties.

         4. COMPENSATION. In consideration of, and in full payment for, the entering into this Agreement, and in lieu of any cash payments from the Company to the Consultant in connection with his duties contemplated under this Agreement, the Company hereby agrees to issue to Consultant an option to acquire 5,000,000 shares (the "Shares") of the Company's common stock, $.001 par value per share. The option exercise price shall be $.03 per share, shall expire on August 18, 2004, and shall be proportionally adjusted in the event of a stock split, stock dividend or recapitalization of the Company. The Company further agrees, that prior to issuance of the options and shares, it will file a registration statement on Form S-8, including the Shares, with the Securities and Exchange Commission. Consultant shall be responsible for all travel and other related expenses incurred by Consultant in connection with the performance of his consulting duties hereunder, unless otherwise consented to in writing in advance by the Company.

         5. STATUS AS INDEPENDENT CONTRACTOR. The parties intend and acknowledge that Consultant is acting as an independent contractor and not as an employee of the Company. Consultant shall have full discretion in determining the amount of time and activity to be devoted to rendering the services contemplated under this Agreement and the level of compensation to Consultant is not dependent upon any preordained time commitment or level of activity. The Company acknowledges that Consultant shall remain free to accept other consulting engagements of a like nature to the engagement under this Agreement. Consultant, however, hereby undertakes to notify the Company in writing of any engagement undertaken by Consultant that, in the view of Consultant, creates a conflict of interest with the Company's engagement of Consultant. Nothing in this Agreement shall be construed to create any partnership, joint venture or similar arrangement between the Company and Consultant or to render either party responsible for any debts or liabilities of the other.

         6. CONFIDENTIALITY.

                  (a) Consultant acknowledges that in connection with the services to be rendered under this Agreement, Consultant may be provided with confidential business information of the Company. Consultant agrees to keep any information or materials specifically designated in writing by a responsible officer of the Company as confidential (the "Confidential Information") in the strictest confidence and not to disclose or disseminate any such Confidential Information to any person, firm or other business entity except to those employees, consultants or other independent contractors of the Company or Consultant as shall be necessary or advisable for the carrying out of the purposes of this Agreement and who are under a similar obligation of confidentiality.

                  (b) The Company acknowledges that Consultant may, in rendering the services to be rendered hereunder, be utilizing materials that are proprietary to Consultant. The Company acknowledges that any such materials that are specifically designated in writing to the Company to be proprietary to Consultant will remain the property of Consultant and the Company will treat such materials as confidential information of Consultant and will not disclose or disseminate any such confidential information to any person, firm or other business entity except to those employees, consultants or other independent contractors of the Company or Consultant as shall be necessary or advisable for the carrying out of the purposes of this Agreement and who are under a similar obligation of confidentiality.

         7. INDEMNIFICATION. The Company shall indemnify Consultant for any loss, damage, expenses, claims or other liabilities (including, without limitation, attorneys' fees) resulting from a breach or alleged breach of any of the representations and warranties of the Company, or the failure of the Company to perform any of its obligations, contained in this Agreement.

         8. AMENDMENTS, MODIFICATIONS, WAIVERS, ETC. No amendment or modification to this Agreement, nor any waiver of any term or provision hereof, shall be effective unless it shall be in a writing signed by the party against whom such amendment, modification or waiver shall be sought to be enforced. No waiver of any term or provision shall be construed as a waiver of any other term or condition of this Agreement, nor shall it be effective as to any other instance unless specifically stated in a writing conforming with the provisions of this Paragraph 8.

         9. SUCCESSORS AND ASSIGNS. This Agreement shall be enforceable against any successors in interest, if any, to the Company and Consultant. Neither the Company nor Consultant shall assign any of their respective rights or obligations hereunder without the written consent of the other in each instance.

         10. NOTICES. Any notices required or permitted to be given under this Agreement shall be effective upon receipt at the respective addresses in the recitals to this Agreement unless the address for notice to either party shall have been changed by a notice given in accordance with this Paragraph 10.

         11. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of New York for contracts executed and to be performed wholly within such state, without regard for principals of conflicts of laws.

         IN WITNESS WHEREOF, the parties hereto have set their respective hands as of the date first above written.


HY-TECH TECHNOLOGY GROUP, INC.

By: /S/ MARTIN NIELSON                            /S/ HENRY LO
    -------------------------                     -----------------------------
    Martin Nielson                                Henry Lo
    Chief Executive Officer